EXHIBIT 10.06
MARTIN MARIETTA MATERIALS, INC.
INCENTIVE STOCK PLAN, AS AMENDED
I. OVERVIEW AND PURPOSES
          This Plan is intended to give key employees who participate in the Corporation’s Executive Incentive Plan the opportunity to acquire the Corporation’s stock on a discounted, tax-deferred basis by having part of their annual incentive awards converted to Stock Units. Those units become fully vested and are distributed in the form of unrestricted common stock after three years of additional employment with the Corporation. Participation in the Plan is elective, except that officers of the Corporation are required to have a minimum percentage of their annual incentive awards converted to Stock Units. The stock-based compensation provided under this Plan constitutes part of the Martin Marietta Materials, Inc. Omnibus Securities Award Plan.
          The Plan is intended to assist the Corporation in attracting and retaining key employees, to link a portion of the compensation of such employees to shareholder returns, and to foster stock ownership in the Corporation among key employees.
II. DEFINITIONS
          2.01 Board means the Board of Directors of the Corporation.
          2.02 Committee means the Equity Related Awards Committee of the Board, as designated under the Omnibus Plan.
          2.03 Common Share means a share of common stock of the Corporation with a par value of $.01.
          2.04 Corporation means Martin Marietta Materials, Inc.
          2.05 Disability means any physical or mental impairment that would qualify a Participant for disability benefits under the standards of the long-term disability plan maintained by the Corporation or under the Federal social security system.
          2.06 Eligible Employee means the Chief Executive Officer of the Corporation, each elected vice president of the Corporation, and each other employee of the Corporation whom the Committee has designated as eligible to participate in this Plan.

          2.07 Employment means active employment with the Corporation or any of its subsidiaries or affiliates. An employee shall be deemed to remain in Employment during any authorized leave of absence, with or without pay.
          2.08 Executive Incentive Plan means the Executive Incentive Plan of the Corporation, under which annual Incentive Awards are paid to Eligible Employees.
          2.09 Identified Employee means an Eligible Employee (a) who is the Chief Executive Officer of the Corporation or an elected vice president of the Corporation, in each case unless the Committee, in its sole discretion, determines not to designate such officer as an Identified Employee, or (b) who is otherwise designated by the Committee as an Identified Employee for any Plan Year.
          2.10 Incentive Award means the amount of an award to an Eligible Employee under the Executive Incentive Plan, before taking account of any reduction for Stock Units that may be credited to the Eligible Employee.
          2.11 Omnibus Plan means the Martin Marietta Materials, Inc. Omnibus Securities Award Plan, as adopted in February of 1994, and as it may be amended from time to time.
          2.12 Participant means an Eligible Employee for whom Stock Units have been credited, whether on an elective or nonelective basis.
          2.13 Plan means the Martin Marietta Materials, Inc. Incentive Stock Plan.
          2.14 Plan Year means the calendar year. Any reference to Incentive Awards or Stock Units awarded or credited for a Plan Year shall refer to the Plan Year preceding the calendar year in which the Incentive Award is actually paid or in which the Stock Units are actually credited to the Eligible Employee.
          2.15 Retirement means termination of a Participant’s Employment at a time when the Participant is eligible to commence receiving retirement benefits under the Martin Marietta Corporation Pension Plan for Salaried Employees, or any successor plan, without actuarial reduction. The Committee, in its sole discretion, may classify a Participant’s termination of Employment as Retirement under other circumstances.
          2.16 Stock Unit means a bookkeeping unit credited to a Participant that corresponds to one Common Share.

III. EFFECTIVE DATE
          The Plan shall be effective as of the date of Committee approval and shall be in effect for the 1995 Plan Year and for all subsequent years that the Omnibus Plan remains in effect.
IV. CREDITING OF STOCK UNITS
          4.01 Elective Crediting of Stock Units: Any Eligible Employee may elect to apply up to fifty percent (50%) of his or her Incentive Award for a Plan Year toward the crediting of Stock Units. The election must be (i) made in writing on the participation form approved for use under the Plan, (ii) signed by the Eligible Employee, and (iii) submitted to the Corporation no later than June 30 of the Plan Year for which the Incentive Award is awarded; the election shall be irrevocable after that date. If an Eligible Employee who has made an election under this Section 4.01 for a Plan Year retires or otherwise terminates Employment before the date that Incentive Awards are awarded for that Plan Year, the election shall have no effect.
          4.02 Nonelective Crediting of Stock Units to Identified Employees: A minimum of twenty percent (20%) of the Incentive Award awarded to each Identified Employee for a Plan Year shall be applied to provide Stock Units. This nonelective crediting of Stock Units shall apply to any Eligible Employee who is an Identified Employee on the date that Incentive Awards are awarded for that Plan Year. If an Identified Employee (or Eligible Employee who becomes an Identified Employee by the award date) has elected to have an equal or greater percentage of his or her Incentive Award applied to provide Stock Units, no additional amount shall be applied to provide Stock Units pursuant to this Section. In the case of the Chief Executive Officer of the Corporation, this Section 4.02 shall be applied by substituting thirty-five percent (35%) for twenty percent (20%).
          4.03 Crediting Ratio for Stock Units: The number of Stock Units credited to an Eligible Employee for a Plan Year shall equal (i) the amount of the Incentive Award for that Plan Year that has been applied under Section 4.01 or 4.02, divided by (ii) eighty percent (80%) of the closing price of a Common Share published in the Wall Street Journal on the day on which Incentive Awards are awarded to Eligible Employees; the quotient shall be rounded up to the nearest whole number.
          4.04 Reduction of Incentive Award Payments: Any amount applied to provide Stock Units under this Plan shall reduce the amount of the Incentive Award currently payable to the Eligible Employee. This reduction shall be made without regard to whether the Board has awarded or communicated to the Eligible Employee an Incentive Award amount that does not reflect the reduction.
          4.05 Tax Withholding on Incentive Awards: Any taxes required to be withheld from an Eligible Employee’s Incentive Award, including payroll or other taxes on the portion of the Incentive Award applied to provide Stock Units, shall be withheld from the portion of the Incentive Award that has not been applied to provide Stock Units.

V. ACCOUNTING FOR STOCK UNITS
          5.01 Maintenance of Accounts: The Corporation shall maintain accounts showing the number of Stock Units credited to each Participant for each Plan Year and the amount of the Participant’s Incentive Award for each Plan Year that was applied to provide such units. Stock Units shall be credited to a Participant’s account as of the date on which the Incentive Awards are awarded to Eligible Employees and shall cease to be credited as of the date on which the units are converted to Common Shares and distributed or other payment is made for the units under Article VI.
          5.02 Payment of Dividend Equivalent Amounts: The Corporation shall make a cash payment to each Participant equal to the dividend paid on a Common Share for each record date during the Plan Year multiplied by the number of Stock Units credited to the Participant’s account on each such record date. These dividend equivalent amounts shall be paid quarterly at the same time as dividends are paid on Common Shares. The dividend equivalent amounts shall be paid from the general assets of the Corporation and shall be treated and reported as additional compensation for the year in which payment is made.
VI. VESTING AND DISTRIBUTION OF COMMON SHARES AND PAYMENT UPON TERMINATION OF EMPLOYMENT
          6.01 Full Vesting and Distribution of Common Shares after Three Additional Years of Employment: Stock Units credited to a Participant for a Plan Year shall become fully vested on December 1 of the third (3rd) succeeding Plan Year if the Participant remains continuously Employed to that date. As soon as practicable thereafter but in no event later than March 15th of the calendar year following the calendar year in which such Stock Units vest, such Stock Units shall be converted to unrestricted Common Shares (as adjusted under Section 6.06) and distributed to the Participant.
          6.02 Full Vesting and Distribution of Common Shares upon Retirement, Disability, or Death: Upon a Participant’s Retirement, termination of Employment by reason of Disability, or death while Employed, all Stock Units then credited to the Participant shall become fully vested and as soon as practicable thereafter, but in no event later than March 15th of the calendar year following the calendar year in which such Retirement, termination of Employment by reason of Disability, or death occurs, shall be converted to unrestricted Common Shares (as adjusted under Section 6.06) and distributed. The Participant may designate a beneficiary or beneficiaries to receive the Common Shares distributable upon death and may change such beneficiary designation at any time; if the Participant fails to designate a beneficiary, or if no designated beneficiary survives the Participant, the Common Shares shall be distributed to the Participant’s estate.

          6.03 Partial Vesting and Distribution upon Involuntary Termination: In the event that a Participant’s Employment is involuntarily terminated other than for cause and other than as described in Section 6.02, a pro rata share of the Stock Units credited for each prior Plan Year shall be converted to unrestricted Common Shares (as adjusted under Section 6.06) and distributed to the Participant as soon as practicable thereafter, but in no event later than March 15th of the calendar year following the calendar year in which such termination of Employment occurs; the remainder of the Stock Units credited to the Participant for each prior Plan Year shall be subject to Section 6.04. The pro rata share for each Plan Year shall be determined by multiplying the number of Stock Units credited to the Participant for such Plan Year by a fraction, the numerator of which is the number of full or partial calendar months of the Participant’s Employment after the end of the Plan Year for which the Stock Units were credited, and the denominator of which is thirty-six (36); the product shall be rounded to the nearest whole number of Common Shares. A Participant’s Employment shall be treated as involuntarily terminated if the Participant is dismissed, resigns at the suggestion of the Board or any member thereof, or resigns following a demotion or material reduction of his or her job responsibilities or base compensation. A Participant’s Employment shall be treated as involuntarily terminated for cause if the Participant is dismissed by reason of a determination that the Participant embezzled or defrauded the Corporation, intentionally acted in a manner that could damage the property or business of the Corporation, or refused to perform the duties assigned to the Participant.
          6.04 Payment for Nonvested Stock Units upon Termination of Employment: Except as otherwise provided in Sections 6.01, 6.02, and 6.03, upon termination of a Participant’s Employment, the Corporation shall make a cash payment to the Participant for all Stock Units then credited to the Participant’s account. The payment for each Stock Unit shall equal the lesser of (i) the amount of the Incentive Award that was originally applied to provide such Stock Unit (determined on a per unit basis), or (ii) the closing price of a Common Share published in the Wall Street Journal on the last day of the Participant’s Employment. Such payment shall be made within forty-five (45) days of the date of the Participant’s termination of Employment.
          6.05 Form of Common Share Distributions: Upon the vesting of Common Shares pursuant to Section 6.01, 6.02 or 6.03 hereof, the Corporation shall cause a stock certificate covering the requisite number of Common Shares to be issued in the name of the Participant or, in the case of vesting upon death, in the name of the Participant’s designated beneficiary or the Participant’s estate if no beneficiary is designated.
          6.06 Tax Withholding on Distributions: The Corporation shall withhold from any distribution to a Participant sufficient amounts to cover any taxes required to be withheld. If cash is to be distributed concurrent with a distribution of Common Shares, the withholding shall be satisfied out of the cash portion of the distribution to the extent thereof. If no cash would otherwise be distributed, or if the cash portion of the distribution would not be sufficient to satisfy the Corporation’s withholding obligations, the Corporation shall reduce the Common Share portion of the distribution to the extent necessary to satisfy the withholding. For this purpose, each Common Share shall be valued at the closing price of a Common Share, as published in the Wall Street Journal, for the trading day preceding the day that the Corporation’s transfer agent is instructed to issue Common Shares in the Participant’s name. If the value of the Common Shares not distributed to the Participant exceeds the amount needed to satisfy the withholding, the excess shall be distributed to the Participant in cash. A Participant whose distribution of Common Shares is reduced to satisfy the withholding tax obligation may not request tax to be withheld at greater than the minimum rate. A Participant who is paying the withholding tax in cash may pay the withholding at greater than the minimum rate.
          6.07 Discretion to Postpone Distributions: In the event that the Committee reasonably anticipates that a distribution of Common Shares to a Participant would prevent the Corporation from claiming an income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any portion of the distribution, the Committee, in its sole discretion, may postpone the portion of the distribution that would not be tax deductible until either: (i) the first calendar year in which the Committee anticipates (or should reasonably anticipate) that the distribution if made during such calendar year would not be barred by the application of Section 162(m) of the Code, or (ii) during the period beginning with the Participant’s Separation from Service (as defined below) and ending on the later of the last day of the taxable year of the Company in which the Participant’s Separation from Service occurs or the 15th day of the third month following the Participant’s Separation from Service; provided, however, that a delay in the distribution of Common Shares to a Participant pursuant to this Section 6.07 may occur only if all scheduled payments or benefits to such Participant from the Company that could be delayed pursuant to this Section 6.07 are also delayed. In the event of such a postponement, a number of Stock Units equal to the number of Common Shares not distributed to the Participant shall continue to be credited to the Participant’s account and shall remain fully vested until full distribution is made. This Section 6.07 is intended to comply with, and shall at all times be construed as complying with, Treas. Reg. 1.409A-2(b)(7)(i).
          6.08 Compliance with Section 409A: If the termination giving rise to the payments and distributions described in this Section 6 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to this Section 6 will instead be deferred without interest and will not be paid until Participant experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments or distributions due to the Participant upon or following his or her Separation from Service, then notwithstanding any other provision of this Plan, any such payments or distributions that are otherwise due within six months following the Participant’s Separation from Service will be deferred without interest and paid to the Participant in a lump sum on the first business day of the seventh month immediately following such Separation from Service.

VII. NATURE OF PARTICIPANTS’ RIGHTS
          7.01 Unfunded Status of Plan: Prior to the receipt of any Common Share distribution or other payment under the Plan, each Participant’s rights shall be those of a general, unsecured creditor of the Corporation. The liability of the Corporation hereunder, including the liability to make distributions of Common Shares, is a mere contractual promise to make distributions or payments in the future. The Stock Units credited to a Participant shall not constitute stock of the Corporation or otherwise constitute property transferred to the Participant and shall merely constitute bookkeeping units used to measure a Participant’s right to receive distributions or payments in the future. Prior to distribution or payment, no Participant shall have any claim against or beneficial interest in any Common Shares or other property that may be acquired by the Corporation in connection with the Plan. It is the Corporation’s intention that the Plan be unfunded for Federal income tax purposes and within the meaning of Title I of the Employee Retirement Income Security Act of 1974.
          7.02 Nonalienability: A Participant’s rights to receive Common Share distributions or payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s designated beneficiary.
VIII. GENERAL PROVISIONS
          8.01 Amendment or Termination: The Committee may amend or terminate this Plan at any time, provided, however, that (i) an amendment that requires shareholder approval in order for the Plan to comply with Rule 16b-3 of the Exchange Act of 1934 or any other law, regulation or stock exchange requirement shall not be effective unless approved by the shareholders and (ii) no such action shall have the effect of impairing any Participant’s rights with respect to Stock Units that have been credited to the Participant’s account before the effective date of the amendment or termination, or that are credited pursuant to an irrevocable election under Section 4.01 made before the effective date of the amendment or termination.
          8.02 Administration: This Plan shall be administered by the Committee, which shall have full authority to interpret the Plan. Interpretations by the Committee shall be final and binding on all parties. The officers of the Corporation shall have authority to execute and deliver such instruments and documents and to perform all other acts deemed necessary or advisable for the effective administration of the Plan, including the authority to delegate authority to other employees of the Corporation, except that no officer or other employee may participate in any discretionary decision specifically relating to his or her individual rights under the Plan.
          8.03 Expenses: All costs and expenses incurred in the operation and administration of the Plan, including any transaction costs incurred in connection with the purchase or distribution of Common Shares, shall be borne by the Corporation.

          8.04 Effect on Employment: The Corporation’s maintenance of this Plan shall not in any way constitute an employment contract between the Corporation and any Eligible Employee, obligate the Corporation to continue the Employment of any Eligible Employee, limit the right of the Corporation to terminate the Employment of any Eligible Employee, or obligate the Corporation to make Incentive Awards to any Eligible Employee or to continue the Executive Incentive Plan.
          8.05 Effect on Other Benefits: No amount that is credited, distributed, or paid to a Participant under this Plan, whether in the form of Stock Units, Common Shares, or cash, shall be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Corporation, except as provided in such other plan.
          8.06 Incompetence of Payee: If any person entitled to receive a distribution or payment hereunder is a minor or person declared incompetent or incapable of handling the disposition of property, the Committee may direct that such distribution or payment be made to the guardian, legal representative, or other person having the care and custody of such minor, incompetent, or incapable person. Any distribution or payment made in accordance with this Section shall completely discharge the Corporation and the Committee from all liability with respect thereto.
          8.07 Inspection of Plan Document: A copy of this Plan shall be available for inspection by Participants and other persons entitled to distributions or payments under the Plan at reasonable times at the offices of the Corporation.
          8.08 Representations by Participants: The Committee may require a Participant, Eligible Employee, or beneficiary to make such representations, enter into such agreements and undertakings, including but not limited to execution of stock powers, and furnish such information and other documents as the Committee may consider appropriate and in compliance with applicable law.
          8.09 Purchase and Distribution of Common Shares: The Corporation may acquire Common Shares for the purpose of satisfying its obligations under this Plan to the extent authorized under the Omnibus Plan or under other authority granted by the Board.
          8.10 Adjustment for Capital Changes: The number of Stock Units credited to a Participant and the aggregate number of Common Shares that may be purchased and issued under this Plan shall be proportionately adjusted to reflect any stock dividend, split, subdivision or consolidation of shares, or other similar capital adjustment.
          8.11 Impossibility of Performance: In the event it should become impossible for the Corporation or the Committee to carry out any provision of this Plan, the Corporation or the Committee may take such action as it in good faith determines will most nearly carry out the intent and purpose of this Plan.

          8.12 Severability: In the event that any term or provision of the Plan shall be determined to be illegal, invalid or unenforceable, that determination shall not affect the remaining provisions of the Plan (or affect the application of that term or provision in circumstances where it would not be illegal, invalid, or unenforceable), and each remaining term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.
          8.13 Binding Effect: The provisions of this Plan shall be binding upon the Corporation and its successors, transferees, and assigns and shall inure to the benefit of the Participants and their heirs, executors, administrators, and legal representatives.
          8.14 Applicable Law: Except as otherwise required by law, this Plan and all matters arising hereunder shall be governed by the laws of the State of North Carolina.